Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-157721) pertaining to the Voluntary Investment Pension Plan for Hourly Employees of The Timken Company of our report dated June 25, 2010, with respect to the financial statements and schedule of the Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 25, 2010